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Exhibit 12.1

NBTY, Inc.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal year ended September 30,
	2014	2013	2012	2011	2010
(Dollars in thousands)	Sucessor				Predecessor
EARNINGS AVAILABLE TO COVER FIXED CHARGES:
Income before provision for income taxes	$(34,007)	$184,358	$234,783	$43,688	$329,292
Less:
Interest capitalized	(1,611)	(3,219)	(1,349)	—	—
Add:
Fixed charges deducted from earnings (see below)	184,482	193,468	204,125	238,596	68,233

Earnings available to cover fixed charges	$148,864	$374,607	$437,559	$282,284	$397,525

FIXED CHARGES:
Interest expensed and capitalized and amortized premiums, discounts and capitalized expenses related to indebtedness	$137,649	$150,319	$159,933	$195,566	$30,108
Appropriate portion (1/3) of rentals representing interest	46,833	43,149	44,192	43,030	38,125

Fixed charges	$184,482	$193,468	$204,125	$238,596	$68,233

Ratio of Earnings to Fixed Charges	0.81	1.94	2.14	1.18	5.83

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  Exhibit 12.1
NBTY, Inc. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES